Exhibit 10.9.3


             AMENDMENT TO MOVIE GALLERY, INC.

               1994 STOCK PLAN, AS AMENDED

                      June 11, 2003

Section 11(b) of the Movie Gallery, Inc. 1994 Stock Plan, as amended, is hereby amended to read in its entirety as follows:

"(b)	Retirement.  Upon the retirement of an officer,
director or employee or the cessation of services provided by a non-employee (either pursuant to a Company retirement plan, if any, or pursuant to the approval of the Administrator), an option or stock appreciation right may be exercised (to the extent exercisable at the date of such termination or cessation) by him within such period after the date of his retirement or cessation of services (not to exceed three (3) months, without the express approval of a longer period by the Administrator) as the Administrator shall prescribe in his option or stock appreciation right agreement."